 FORM 4                                                                                                 --------------------------
                                                                                                              OMB Approval
                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              --------------------------
[ ] CHECK THIS BOX IF NO LONGER                     WASHINGTON D.C., 20549                              OMB Number 3235-0287
    SUBJECT TO SECTION 16. FORM                                                                         Expires:January 31, 2005
    4 OR FORM 5 OBLIGATIONS MAY            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(b).                                                                     hours per response . . 0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*| 2. Issuer Name AND Ticker or Trading    | 6. Relationship of Reporting
                                        |    Symbol                               |    Person(s) to Issuer
                                        |    PRICE COMMUNICATIONS CORP. (NYSE: PR)|
Barakett           Timothy        R.    |                                         |
                                        |                                         |          Director      X   10% Owner
                                        |                                         |    -----             -----
----------------------------------------|-----------------------------------------|
(Last)             (First)      (Middle)| 3. I.R.S.        | 4. Statement for     |          Officer     ----- Other (specify
                                        |    Identification|    Month/Year        |    ----- (give title       below)
                                        |    Number of     |                      |          below)
                                        |    Reporting     |                      |
                                        |    Person, if an |                      |       -------------------------
c/o Atticus Capital, L.L.C.             |    entity        |                      |
152 West 57th Street, 45th Floor        |    (Voluntary)   |    May, 2002         |
----------------------------------------|                  |----------------------------------------------------------------------
                 (Street)               |                  | 5. If Amendment,     | 7. Individual or Joint/Group Filing
                                        |                  |                      |    Reporting (Check Applicable Line)
                                        |                  |    Date of Original  |
                                        |                  |                      |     x Form filed by One Reporting Person
                                        |                  |    June 5, 2002      |    ---
                                        |                  |                      |
                                        |                  |                      |       Form filed by More than One
New York         NY            10019    |                  |                      |       Reporting Person
                                        |                  |                      |    ---
----------------------------------------------------------------------------------------------------------------------------------
(City)        (State)          (Zip)    |   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                        |
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                    | 2. Trans-  | 3.Trans-| 4. Securities       | 5. Amount of   | 6. Owner-  | 7. Nature
   (Instr. 3)                           |    action  |   action|    Acquired (A)     |    Securities  |    ship    |    of
                                        |    Date    |   Code  |    or Disposed of   |    Beneficially|    Form:   |    Indirect
                                        |            |         |    (D)              |    Owned at    |    Direct  |    Beneficial
                                        |    (Month/ |  (Instr.|                     |    End of Month|    (D)     |    Ownership
                                        |            |  8)     | (Instr. 3, 4 and 5) |                |    or      |
                                        |    Day/    |---------|---------------------     (Instr. 3   |    Indirect|    (Instr.4)
                                        |    Year)   |     |   |        |     |      |    and 4)      |    (I)     |
                                        |            |     |   |        |     |      |                |    (Instr. |
                                        |            |     |   |        |     |      |                |    4)      |
                                        |            |     |   |        |     |      |                |            |
                                        |            |     |   |        | (A) |      |                |            |
                                        |            |     |   |        |  or |      |                |            |
                                        |            | Code| V | Amount | (D) | Price|                |            |
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
Common Stock, $0.01 par value per share |   5/1/2002 |  P  |   | 14,400 |  A  |$16.55|                |     I      |  See Note 1
("Common Stock")                        |            |     |   |        |     |      |                |            |
                                        |            |     |   |        |     |      |                |            |
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/2/2002 |  P  |   | 56,100 |  A  |$16.05|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/6/2002 |  P  |   | 27,000 |  A  |$16.44|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/7/2002 |  P  |   | 15,000 |  A  |$16.19|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/8/2002 |  P  |   | 17,500 |  A  |$16.69|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/9/2002 |  P  |   | 20,000 |  A  |$16.65|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/10/2002|  P  |   | 25,000 |  A  |$16.33|                |     I      |  See Note 1
----------------------------------------------------------------------------------------------------------------------------------

FORM 4 (CONTINUED)       TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
----------------------------------------------------------------------------------------------------------------------------------
                                        |   5/17/2002|  P  |   | 10,000 |  A  |$16.87|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/20/2002|  P  |   | 35,000 |  A  |$16.70|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/21/2002|  P  |   | 25,800 |  A  |$16.76|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/22/2002|  P  |   | 30,300 |  A  |$16.95|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/23/2002|  P  |   | 20,000 |  A  |$17.11|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/24/2002|  P  |   | 20,000 |  A  |$17.16|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/28/2002|  P  |   | 10,000 |  A  |$17.02|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/29/2002|  P  |   | 10,000 |  A  |$16.99|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/30/2002|  P  |   | 34,000 |  A  |$17.26|                |     I      |  See Note 1
----------------------------------------|------------|-----|---|--------|-----|------|----------------|------------|--------------
                                        |   5/31/2002|  P  |   | 44,800 |  A  |$17.42|       8,664,010|     I      |  See Note 1
----------------------------------------------------------------------------------------------------------------------------------

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
---------------------------------------------------------------------------------------------------------------------------------
1.Title of     | 2. Conversion   | 3. Transaction    | 4. Transaction | 5. Number of    | 6. Date Exer-    | 7. Title and Amount
  Derivative   |    or Exercise  |    Date           |    Code        |    Derivative   |    cisable and   |    of Underlying
  Security     |    Price of     |                   |    (Instr. 8)  |    Securities   |    Expiration    |    Securities
  (Instr. 3)   |    Derivative   |                   |                |    Acquired (A) |    Date          |    (Instr. 3 and 4)
               |    Security     |                   |                |    or Disposed  |                  |
               |                 |                   |                |    of (D)       |    (Month/       |
               |                 |                   |                |                 |    Day/Year)     |
               |                 |                   |                |                 |                  |
               |                 |                   |                |                 |----------------------------------------
               |                 |                   |                |                 | Date    | Expir- |          | Amount or
               |                 |                   |                |                 | Exer-   | ation  | Title    | Number of
               |                 |                   |----------------|-----------------| cisable | Date   |          | Shares
               |                 |                   |    Code   | V  |    (A)  |  (D)  |         |        |          |
-----------------------------------------------------------------|---------------------------------------------------------------
N/A            |                 |                   |           |    |         |       |         |        |          |
---------------|-----------------|-------------------|-----------|----|---------|-------|---------|--------|----------|----------
               |                 |                   |           |    |         |       |         |        |          |
---------------|-----------------|-------------------|-----------|----|---------|-------|---------|--------|----------|----------
               |                 |                   |           |    |         |       |         |        |          |
---------------|-----------------|-------------------|-----------|----|---------|-------|---------|--------|----------|----------
               |                 |                   |           |    |         |       |         |        |          |
---------------|-----------------|-------------------|-----------|----|---------|-------|---------|--------|----------|----------
               |                 |                   |           |    |         |       |         |        |          |
---------------|-----------------|-------------------|-----------|----|---------|-------|---------|--------|----------|----------
               |                 |                   |           |    |         |       |         |        |          |
---------------|-----------------|-------------------|----------------|----------------------------------------------------------
8. Price of    | 9. Number of    |  10. Ownership    | 11. Nature of  |
   Derivative  |    Derivative   |      Form of      |     Indirect   |
   Security    |    Securities   |      Derivative   |     Beneficial |
   (Instr. 5)  |    Beneficially |      Security;    |     Ownership  |
               |    Owned at End |      Direct (D)   |     (Instr. 4) |
               |    of Month     |      or           |                |
               |                 |      Indirect (I) |                |
               |    (Instr. 4)   |      (Instr. 4)   |                |
----------------------------------------------------------------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
---------------|-----------------|-------------------|----------------|
               |                 |                   |                |
----------------------------------------------------------------------



      Note 1:  The Reporting Person is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company
      ("Atticus Holdings"), which serves as a general partner to certain investment funds over which the Reporting Person has investment discretion.  The Reporting Person is also the Chairman and Chief Executive Officer of Atticus Capital, L.L.C., a
      Delaware limited liability company, and Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands (collectively, the "Atticus Entities").  The Atticus Entities act as advisers for various investment funds (the "Funds") and managed accounts (the "Accounts").  Based on his relationship with the Atticus Entities and Atticus Holdings, the Reporting Person is deemed to be a beneficial owner of the Common Stock owned by the Funds and
      Accounts for purposes of Rule 16a-1(a)(1) under the Securities Exchange Act of 1934.  Mr. Barakett disclaims beneficial ownership within the meaning of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in the Shares owned by the Funds except to the extent, if any, of his pecuniary interest therein.  The Reporting Person does not have a pecuniary interest within the meaning of Rule 16a-1(a)(2) in securities held by the Accounts and accordingly such securities are not included in the Reporting Person's Section 16 reports.




                                                                         /s/ Timothy R. Barakett                    June 5, 2002
                                                                        ---------------------------------------     -------------
** Intentional misstatements or omissions of facts constitute               ** Signature of Reporting Person            Date
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.